Sunshine Bank
Executive Incentive Plan
2015

Approved by
Board of Directors:  _____January 28, 2015__

Sunshine Bank
Executive Incentive Plan

I.	Introduction

Sunshine Bank’s vision is to be a high performing regional financial services company that creates financial success for consumer, business, and not-for-profit customers in the markets in which we serve.  Our success only comes from working together for our team’s success.   This success is heavily dependent upon the performance of the executive team, whose leadership drives the organization’s performance and results.

Sunshine Bank intends to provide the senior executives with an incentive compensation opportunity in order to recognize the contribution that each of them makes to the overall performance of the organization.  The purpose of this incentive plan is to motivate, reward and reinforce performance and achievement of financial goals and individual performance/contributions in support of the Bank’s strategic objectives.  Opportunities for reward exist for meeting and exceeding established goals as well as in recognition of individual contributions.

While risk is an inherent aspect of business, this compensation plan is designed to reward the participants for certain levels of performance without encouraging undue risk taking which could materially threaten the safety and soundness of the Bank.

This Executive Incentive Plan has been developed as a meaningful compensation tool to encourage and reward the executive team members for the part that each of them plays in the overall success of the Bank.  The plan is designed to:

•	provide a form of results-oriented variable compensation which is directly linked to overall Bank performance
•	provide a form of results-oriented variable compensation which is also tied to performance against strategic objectives

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Sunshine Bank
Executive Incentive Plan

II.	Definitions
Various terms used in this plan document are defined as follows:

Target	Defined as 100% of goal

Threshold	Defined as a predetermined point below target

Maximum	Defined as a predetermined point above target
Target Payout Level	Defined as a predetermined percentage of base salary as outlined in Exhibit B at target financial performance

Threshold Payout Level	Defined as a predetermined percentage of base pay less than 100% of target award level as outlined in Exhibit B at threshold financial performance

Maximum Payout Level	Defined as a predetermined percentage of base pay greater than 100% of target award level as outlined in Exhibit B at threshold financial performance
Core Earnings per Share	Earnings per share exclusive of merger and acquisition costs

III.	Plan Year

The plan year for this program will be the calendar year.  The effective date of the plan is January 1, 2015.  The plan will pay out on an annual basis based on achievement of established goals and performance standards.   The performance measures for the plan will be determined, calculated and approved annually.

IV.           Eligibility for Participation

Titles for those employees participating in this plan appear in Exhibit A.

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Sunshine Bank
Executive Incentive Plan

In the case of a leave of absence (including FMLA, Long Term Disability, Short Term Disability, etc.) during the plan year, a participant will still be eligible for an award; however, his/her distribution will be pro-rated based upon the number of full months of work completed during the plan year under consideration.

A participant’s eligibility ceases at termination of employment (other than retirement, death or permanent disability) and the participant will not receive any awards under the plan beyond those already received.  To be eligible for an award, an employee must be employed as of the payout date.  Termination as a result of retirement, death or permanent disability will provide pro-rated awards through the last working date for the year in which termination occurred.

V.           Performance Factors

The plan is based upon overall Bank performance against pre-defined performance factors.  These factors may change from year to year.  In general, these factors may be measures such as return on assets, return on equity, earnings per share or net income and additional strategic objectives appropriate for the plan year. The factors and weighing of the factors are determined at the beginning of each plan year.  Each factor has quantifiable objectives consisting of threshold, target, and maximum goals.   Annual goals are determined at the beginning of each plan year and may change from year to year.  The goals are established each year by the Board of Directors and the CEO and are generally done in conjunction with the budgeting process.

Sunshine’s performance factors for the current plan year are found in Exhibit B.

While every effort has been made to ensure that this incentive plan does not motivate or reward undue risk taking, any results deemed to have been the result of inappropriate risk will be backed out of incentive payments.  The Board of Directors has the discretion to lever incentive payments down by as much as 100% if it is determined that excessive risk has been taken.  This can be done on an individual or group basis.

VI.           Award Calculation and Distribution

Payout amounts are calculated according to the level of overall achievement as compared to goals as explained in Exhibit B.  Performance between the threshold and target, and target and maximum is interpolated.

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Sunshine Bank
Executive Incentive Plan

Performance above the defined maximum levels, while not necessarily undesirable or unrealistic, has the potential of requiring increased risk, therefore incentive opportunity will not increase for performance above maximum.

Performance below threshold will result in no award (including no individual award) under the plan.

Individual employee performance which is not meeting the position's requirements will result in no award granted to that individual for that year even though the Bank’s performance is above threshold.

Actual payout is then calculated based on payout percentage of base pay (defined as base salary as of December 31 of the plan year) for the year.

All awards are paid through the payroll system less normal payroll tax withholding.  Payment will be within 60 days after year end.  The Bank will deduct from all payments under this Plan any federal, state or local taxes required by law to be withheld from such payments.

VIII.           Administration

At least annually, the highest ranking risk officer will review this plan and provide a report including a detailed assessment regarding any risk issues inherent in the plan.  This report and the plan document in full will be reviewed by the Compensation Committee of the Board of Directors to ensure that the plan design is consistent with the compensation philosophy of Citadel and that the plan does not motivate undue risk taking. The annual review will also include the market competitiveness of the plan, the plan’s alignment with the Bank’s strategic plan, an assessment of how the plan meets the objectives in the Introduction of this document, plus the plan’s impact on the overall safety and soundness of the Bank. The Committee will then provide a report and recommendations to the full Board of Directors who are responsible to approve the plan.  The Board of Directors of the Bank may amend the plan at any time.

Once established, performance factors and goals are intended to remain in place for the entire year; however, the Board of Directors reserves the right to adjust goals if extenuating circumstances warrant such action.

Participation, performance factors, thresholds, targets, maximums and any other participation features are established each plan year and may change from year to year according to the strategic objectives of the Bank.

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Sunshine Bank
Executive Incentive Plan

The plan does not constitute a contract of employment, and participation in the Plan does not give any employee the right to be retained in the service of the Bank or any right or claim to an award under the plan unless specifically accrued under the terms of this plan.  Designation as a Plan participant conveys the opportunity, but not the right, to any awards conferred under the Plan.

Any right of a participant or his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged or encumbered.

This plan has been designed and approved to be in full compliance with all relevant laws, regulations and guidelines.  However, in recognition of the fluid regulatory and legal environment, in the event and to the extent that any component of this plan found to be non-compliant with existing or newly created laws, regulatory guidelines or interpretation of regulatory guidelines, affected participants will be immediately ineligible for payment under this plan and will instead be eligible for incentive through an alternate ad hoc plan.  All incentive payouts under the ad hoc plan will be made at the discretion of Executive Management and/or the Board of Directors.

The Board of Directors shall, with respect to the Plan, have full power and authority to construe, interpret, manage and control this Plan.  The Plan administrator shall be designated at the discretion of the CEO.

The Board of Directors may also terminate, modify, or amend this plan.   Amendments can include adjustments to the performance factors or award calculations for any significant extraordinary financial items occurring in any given time period.

Any decisions made or action taken by the Board arising out of, or in connection with, the administration, interpretation and effect of the Plan shall be at their absolute discretion and will be conclusive and binding on all parties.  The Bank reserves the right to amend, suspend, reinstate or terminate all or any part of the Plan at any time.

The Bank will give prompt written notice to the participants of any amendment, suspension, termination or any material modification of the Plan.  The Board also reserves the right to withhold or amend award payments based on performance or circumstances deemed highly unusual.

Any adjustments to the financial performance results utilized in this plan because of extraordinary gains or losses or other items must be approved by the Board of Directors.

IX.           Governing Law
Except as preempted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the State of Florida.

X.           Plan Approval
This plan has been approved by the Board of Directors of Sunshine Bank on:

 January 28, 2015
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